EXHIBIT 24
                        POWER OF ATTORNEY

     We, the undersigned officers and directors of Chiquita Brands International, Inc. (the Company), hereby severally constitute and appoint William A. Tsacalis and Robert W. Olson, and each of them singly, our true and lawful attorneys and agents with full power to them and each of them to do any and all acts and things in connection with the preparation and filing of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the Report) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission thereunder including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name of the Company and the names of the undersigned directors and officers in the capacities indicated below the Report, any and all amendments and supplements thereto and any and all other instruments and documents which said attorneys and agents or any of them may deem necessary or advisable in connection therewith.

Signature             Title                     Date
-----------------     ---------------------     ---------------
                      Chairman of the Board     March   , 2000
(Carl H. Lindner)     and Chief Executive
                      Officer

                      Director, Vice Chairman   March   , 2000
(Keith E. Lindner)    of the Board

                      Director, President       March   , 2000
(Steven G. Warshaw)   and Chief Operating
                      Officer

                      Director                  March   , 2000
(Fred J. Runk)

/s/ Jean Head Sisco   Director                  March 27, 2000
(Jean Head Sisco)

/s/ William W. Verity Director                  March 27, 2000
(William W. Verity)

/s/ Oliver W. Waddell Director                  March 27, 2000
(Oliver W. Waddell)
